Exhibit 5.1

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Email:	rthorp@tta.lawyer

iClick Interactive Asia Group Limited

15/F, Prosperity Millennia Plaza

663 King’s Road, Quarry Bay

Hong Kong S.A.R., People’s Republic of China

2 September 2020

Dear Sirs

iClick Interactive Asia Group Limited

We have acted as Cayman Islands legal advisers to iClick Interactive Asia Group Limited (the “Company”) in connection with the Company’s follow-on registration statement on Form F-3 (No. 333-232435), including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933 (the “Act”), as amended (the “Registration Statement”), and the related registration statement filed pursuant to Rule 462(b) of the Act (the “Rule 462(b) Registration Statement”) related to the offering by the Company of American Depositary Shares representing certain Class A Ordinary Shares, par value of US$0.001 per share (the “Shares”). This opinion is given as exhibit 5.1 to the Rule 462(b) Registration Statement, and in accordance with the terms of the Legal Matters section of the Registration Statement.

1	Documents Reviewed

For the purposes of this opinion we have reviewed originals, copies, drafts or conformed copies of the documents listed in Schedule 1 to this opinion, being all of the documents necessary to form our opinion.

2	Assumptions

The following opinions are given only as to and based on circumstances and matters of fact existing at the date hereof and as to the laws of the Cayman Islands as the same are in force at the date hereof. In giving this opinion, we have relied upon the completeness and accuracy (and assumed the continuing completeness and accuracy as at the date hereof) of the Certificate of Good Standing and the Director’s Certificate, as to matters of fact, without further verification and have assumed that copy documents or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

3	Opinions

Based upon, and subject to, the foregoing assumptions, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	the Company has been duly incorporated and is validly existing and in good standing under the laws of the Cayman Islands;

3.2

the issue and allotment of the Shares have been duly authorised and when allotted, issued and paid for as contemplated in the Rule 462(b) Registration Statement, the Shares will be legally issued and allotted, fully paid and non-assessable. In this opinion the phrase “non-assessable” means, with respect to Shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil). As a matter of Cayman Islands law, a share is only issued and allotted when it has been entered in the register of members (shareholders) of the Company; and

3.3

the statements under the caption “Taxation” in the prospectus forming part of the Rule 462(b) Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and such statements constitute our opinion.

We hereby consent to the prospectus discussion of this opinion, to the filing of this opinion as an exhibit to the Rule 462(b) Registration Statement and to the reference to our firm under the headings “Enforceability of Civil Liabilities” and “Legal Matters” and elsewhere in the prospectus included or incorporated by reference in the Rule 462(b) Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

/s/ Travers Thorp Alberga

TRAVERS THORP ALBERGA

SCHEDULE 1

List of Documents Reviewed

1	the Certificate of Incorporation dated 3 February 2010;

2	the register of directors of the Company;

3	the Ninth Amended and Restated Memorandum and Articles of Association of the Company (the “M&A”);

4	the written resolutions of the board of directors dated 31 August 2020 (the “Resolutions”);

5	the certificate of good standing of the Company issued by the Registry of Companies of the Cayman Islands on 20 July 2020 (the “Certificate of Good Standing”);

6	a certificate from a Director of the Company addressed to Travers Thorp Alberga, a copy of which is attached hereto (the “Director’s Certificate”); and

7	the Registration Statement and the Rule 462(b) Registration Statement.

iClick Interactive Asia Group Limited

15/F

Prosperity Millenia Plaza

663 King’s Road, Quarry Bay

Hong Kong S.A.R., People’s Republic of China

2 September 2020

To:	Travers Thorp Alberga

1205A The Centrium

60 Wyndham Street

Central, Hong Kong

Dear Sirs

iClick Interactive Asia Group Limited (the “Company”)

I, Terence Li, being a director of the Company, am aware that you are being asked to provide a legal opinion (the “Opinion”) in relation to certain aspects of Cayman Islands law. Capitalised terms used in this certificate have the meaning given to them in the Opinion. I hereby certify that:

1	The M&A were adopted on 19 December 2019, remain in full force and effect and are unamended.

2	The written resolutions of all the directors of the Company dated 31 August 2020 (the “Resolutions”) were validly passed in the manner prescribed in the Articles of Association of the Company.

3

The shareholders of the Company have not restricted or limited the powers of any director in any way. There is no contractual or other prohibition (other than as arising under Cayman Islands law) binding on the Company prohibiting it from issuing Shares under the Plan.

4	The Resolutions were duly adopted, are in full force and effect at the date hereof and have not been amended, varied or revoked in any respect.

5

To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction. Nor has any director or any shareholder of the Company taken any steps to have the Company struck off or placed in liquidation, nor have any steps been taken to wind up the Company. Nor has any receiver been appointed over any of the Company’s property or assets.

I confirm that you may continue to rely on this Certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you personally (Attn: Mr. Richard Thorp) to the contrary.

Signature:	/s/ Terence Li
Director:	Terence Li